EXHIBIT 3.3
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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               ION NETWORKS, INC.


         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, Stephen B. Gray, the President and Chief Executive Officer of Ion Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That the name of the Corporation is ION NETWORKS, INC. (hereinafter, the "Corporation");

         SECOND: That the Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article FOURTH:

                  "FOURTH: The Corporation is authorized to issue two classes of shares designated common stock ("Common Stock") and preferred stock ("Preferred Stock"), respectively. The number of shares of Common Stock authorized to be issued is 50,000,000, with a par value of $.001 per share, and the number of shares of Preferred Stock authorized to be issued is 1,000,000, with a par value of $.001 per share. Shares of Common Stock or Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.


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                  Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The designations, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, and to file a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Certificate of Designation"), the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

                  (i) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

                  (ii) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or on any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

                  (iii) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation, and the terms and conditions of such conversion or exchange;

                  (iv) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or time at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

                  (v) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

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                  (vi) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share; and

                  (vii) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine."


         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Board of Directors of Ion Networks, Inc. has caused this Certificate to be signed by its Chief Executive Officer and President, Stephen B. Gray, and attested to by Kenneth G. Hay, its Chief Financial Officer, this 12th day of October, 1999.



                                             ION NETWORKS, INC.



                                        By: /s/ Stephen B. Gray
                                           -----------------------
                                            Stephen B. Gray,
                                           Chief Executive Officer and President


Attest:



/s/ Kenneth G. Hay
-----------------------
Kenneth G. Hay,
Chief Financial Officer


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